Exhibit 99.1

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Dallas, Texas 75201
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Press Release

FOR IMMEDIATE RELEASE	September 17, 2020

KPMG’s Manny Fernandez Named to Jacobs Board of Directors

Strong business and financial leadership with commitment to talent development

DALLAS – Jacobs (NYSE:J) announced today the election of Manny Fernandez to its Board of Directors.
After more than 36 years advising both public and private companies, Fernandez is retiring from KPMG LLP on September 30, 2020 and joining the Jacobs board effective Oct. 5, 2020. Most recently, he served as KPMG’s Dallas office managing partner and market leader for the Southwest area where he led a team of more than 3,000 partners and professionals across audit, tax, and consulting. His client and market teams covered some of KPMG’s most prominent clients across a variety of sectors, including industrial manufacturing, consumer products, retail and media. Fernandez has lived and worked outside the U.S., and brings strong experience working with large multi-national public companies on business operations, as well as mergers and acquisitions and public offerings.
Fernandez also brings a strong focus on talent management with a passion for advancing inclusion and diversity. At KPMG he was the national managing partner for talent acquisition, hiring more than 3,000 full-time employees and 2,500 interns annually, a member of the National Inclusion and Diversity Board, as well as co-Chair of the National Hispanic / Latino employee resource group. He immigrated from Cuba at the age of eight and believes in the mantra of “you can’t be what you can’t see.” He has walked that talk, and to that end, has been recognized with a Lifetime Achievement Award by The Association of Latino Professionals for America (ALPFA).
Jacobs Chair and CEO Steve Demetriou said, "As we continue to transform Jacobs, we are excited to welcome Manny Fernandez to Jacobs’ Board of Directors. His exceptional leadership capabilities in business and financial operations, risk management and M&A are both aligned and complementary to the board. He also brings a passion for development and advancement of people, which aligns directly with Jacobs’ culture and core values.”
Fernandez is also actively engaged in community and non-profit activities, serving in leadership roles on boards and committees for the Dallas Regional Chamber, American Heart Association, Dallas Holocaust and Human

Rights Museum, KERA (Dallas public television), and KPMG’s Family for Literacy. He is also a member of United Way’s Tocqueville Society recognizing philanthropic leaders and volunteer champions who have devoted time, talent, and funds to create long-lasting changes by tackling their communities’ most serious issues. He holds a bachelor’s degree in accounting from Fairleigh Dickinson University and is a member of the American Institute of Certified Public Accounts.
Jacobs' Board is comprised of 12 members from diverse geographic, industry, government, technical and business backgrounds, providing a robust governance structure that aligns with the company's strong emphasis on inclusion; 50% of Jacobs' board is female or ethnically diverse.
At Jacobs, we're challenging today to reinvent tomorrow by solving the world's most critical problems for thriving cities, resilient environments, mission-critical outcomes, operational advancement, scientific discovery and cutting-edge manufacturing, turning abstract ideas into realities that transform the world for good. With $13 billion in revenue and a talent force of more than 55,000, Jacobs provides a full spectrum of professional services including consulting, technical, scientific and project delivery for the government and private sector. Visit jacobs.com and connect with Jacobs on Facebook, Instagram, LinkedIn and Twitter.

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Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Statements made in this release that are not based on historical fact are forward-looking statements. We base these forward-looking statements on management's current estimates and expectations as well as currently available competitive, financial and economic data. Forward-looking statements, however, are inherently uncertain. There are a variety of factors that could cause business results to differ materially from our forward-looking statements, including, but not limited to, the impact of the COVID-19 pandemic and the related reaction of governments on global and regional market conditions and the company’s business. For a description of some additional factors that may occur that could cause actual results to differ from our forward-looking statements, see our Annual Report on Form 10-K for the year ended